EXHIBIT 21.1

                      LIST OF SUBSIDIARIES OF HOMEUSA, INC.

AAA Homes Acquisition Corp.
CSF&T Acquisition Corp.
Cooper's Mobile Homes Acquisition Corp.
D&S Acquisition Corp.
First American Homes Acquisition Corp.
Fordham Insurance Agency Acquisition Corp.
Home Folks Housing Center Acquisition Corp.
HUSAI Acquisition Corp.
McDonald Homes Acquisition Corp.
Mobile World Acquisition Corp.
Pac West Management Acquisition Corp.
Patrick Home Center Acquisition Corp.
Shaffer and Webb Insurance Agency Acquisition Corp.
Showcase of Homes Acquisition Corp.
Son Development Acquisition Corp.
Universal Housing Acquisition Corp.
Universal Housing of East Tennessee Acquisition Corp.

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